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                                                                   EXHIBIT 23.12

                         INDEPENDENT AUDITOR'S CONSENT

To The Stockholder
Ohio Entertainment Corporation

We consent to the inclusion of our report dated August 9, 1996 with respect to the balance sheets of Ohio Entertainment Corporation as of December 31, 1994 and 1995 and the related statements of operations, stockholder's equity and cash flows for the three years ended December 31, 1995 which report appears in the Form S-1 of West Coast Entertainment Corporation and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the method of accounting for videocassette rental inventory.

Kamphaus, Henning & Hood

Certified Public Accountants, Inc.
October 28, 1996